As filed with the Securities and Exchange Commission on March 6, 2023

Registration No. 333-268003

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LiveWire Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3751	87-4730333
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3700 West Juneau Avenue

Milwaukee, WI 53208

(650) 447-8424

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amanda Parker, Chief Legal Officer

3700 West Juneau Avenue

Milwaukee, WI 53208

(650) 447-8424

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan Maierson

Thomas Verity

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

(713) 546-5400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (333-268003)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

This Post-Effective Amendment No. 1 to the Registration Statement Shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of LiveWire Group, Inc. (File No. 333-268003), initially filed on October 25, 2022 and declared effective by the Securities and Exchange Commission (the “SEC”) on December 16, 2022 (the “Registration Statement”), is being filed as an exhibit-only filing solely to file a consent of Ernst & Young LLP with respect to its report dated March 6, 2023 relating to the financial statements of LiveWire Group, Inc. contained in its Annual Report on Form 10-K for the year ended December 31, 2022 and included in the Prospectus Supplement No. 1 dated March 6, 2023 filed pursuant to Rule 424(b)(3), filed herewith as Exhibit 23.1 (the “Consent”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Consent. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description

23.1*	Consent of Ernst & Young LLP (with respect to LiveWire Group, Inc. consolidated financial statements).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on the 6th day of March, 2023.

LIVEWIRE GROUP, INC.

Date: March 6, 2023	By:	/s/ Jochen Zeitz
	Name:	Jochen Zeitz
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Jochen Zeitz	Chief Executive Officer and Director	March 6, 2023
Jochen Zeitz	(Principal Executive Officer)

/s/ Tralisa Maraj	Chief Financial Officer	March 6, 2023
Tralisa Maraj	(Principal Financial Officer)

*	Chief Accounting Officer	March 6, 2023
Jon Carter	(Principal Accounting Officer)

*	Director	March 6, 2023
William Cornog

*	Director	March 6, 2023
Gina Goetter

*	Director	March 6, 2023
John Garcia

*	Director	March 6, 2023
Kjell Gruner

*	Director	March 6, 2023
Glen Koval

*	Director	March 6, 2023
Edel O’Sullivan

* By: /s/ Jochen Zeitz
Jochen Zeitz
Attorney-in-fact